AGREEMENT TO TERMINATE STOCK

AND REAL ESTATE PURCHASE AGREEMENT

Effective as of February 6th, 2008 (the “Effective Date”), Sam Schmidt, a resident of Nevada (“Schmidt”); and Standard Management Corporation, an Indiana corporation (“SMAN”), U.S. Health Services Corporation, a Delaware corporation, (“USHSC”), and Standard Development, LLC, an Indiana limited liability company (“SDLLC” and together with SMAN and USHSC, the “SMAN Parties”), enter into and agree as provided in this Agreement to Terminate Stock and Real Estate Purchase Agreement (the “Termination Agreement”).

RECITALS:

A.

Schmidt and the SMAN Parties are parties to a Stock and Real Estate Purchase Agreement dated as November 16, 2008, as amended by Amendment No. 1 dated as of January 10, 2008 (as amended, the “Purchase Agreement”).

B.

The parties now desire to terminate the Purchase Agreement as provided in this Termination Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Schmidt and the SMAN Parties agree as follows:

1.

Termination.  The Purchase Agreement and each of its terms and provisions will in all respects terminate, be canceled and have no further force or effect from and after the Effective Date.

2.

No Further Obligations.  From and after the Effective Date, no party to the Purchase Agreement will have any further obligation under, as a result of or in connection with the Purchase Agreement, and each party to this Termination Agreement releases each of the other parties from any such obligation.

3.

No Effect on Existing Loan.  The Secured Promissory Note dated March 9, 2007 in the principal amount of $2,500,000 executed and delivered by SMAN to Schmidt (the “Note”); the mortgage dated March 9, 2007 on certain real estate located in Monroe County, Indiana, granted by SDLLC to Schmidt as security for the Note and recorded on March 14, 2007 as Instrument No. 2007004141 in the Office of the County Recorder of Monroe County, Indiana; the pledge agreement dated as of March 9, 2007, executed and delivered by USHSC to Schmidt as further security for the Note; and the security agreement dated as of March 9, 2007, executed and delivered by SMAN and USHSC as further security for the Note, will not be affected in any manner by the execution and delivery of this Termination Agreement and will each remain in full force and effect without modification, amendment or impairment of the rights or obligations of any party to any such documents or instruments.

4.

Miscellaneous.  This Termination Agreement (i) will be binding upon the parties and their respective successors and assigns; (ii) may not be modified or amended except by a written instrument signed by each party against whom enforcement of the modification or amendment is sought; (iii) may be executed in any number of counterparts, and by any party on a separate counterpart, all of which together will constitute one and the same instrument.  A signed counterpart of this Agreement faxed, or scanned and emailed, by a party to another party will constitute delivery by the sending party to the recipient party, may be treated by the recipient party as an original, and will be admissible as evidence of such signed and delivered counterpart.

Executed as of the date first written above.

Standard Management Corporation

By:     /s/Ronald D. Hunter

Ronald D. Hunter, President, Chairman

and CEO

U.S. Health Services Corporation

By:     /s/Ronald D. Hunter

Ronald D. Hunter, CEO

Standard Development, LLC

By:

Standard Management Corporation, its

Managing Member

By:      /s/Ronald D. Hunter

Ronald D. Hunter, President,

Chairman and CEO

Precision Healthcare, Inc.

By:     /s/Ronald D. Hunter

Ronald D. Hunter, CEO

/s/Sam Schmidt Sam Schmidt, individually /s/Ronald D. Hunter Ronald D. Hunter, individually

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